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                                                                    EXHIBIT 99.2


        Austin, Texas (September 16, 1997)... TCC Industries, Inc. (NYSE:TEL) announced that it has reached agreement in principle to sell all of the assets of one of its subsidiaries, Meyer Machine Corporation, to Meyer Acquisition Corporation, Inc., whose principle, Eugene Teeter, had been the President of Meyer Machine, for $6 million cash plus the assumption of all of Meyer Machine Corporation's liabilities and contract obligations. The termination will result in a book loss of approximately $300,000. The sale, which has been under active negotiation for the last several months, is scheduled for a prompt closing.

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